EXHIBIT 5.16

[Letterhead of Oppenheim Ügyvédi Iroda]

To:

Reynolds Group Holdings Limited

Level Nine

148 Quay Street

Auckland 1140 New Zealand

Reynolds Group Issuer Inc.

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101,

Dover, Delaware 19904

Reynolds Group Issuer LLC

c/o National Registered Agents, Inc.

160 Greentree Drive, Suite 101,

Dover, Delaware 19904

Reynolds Group Issuer (Luxembourg) S.A.

6C Rue Gabriel Lippmann,

L-5365 Munsbach, Grand Duchy of

Luxembourg

and CSI Hungary Manufacturing and

Trading Limited Liability Company

H-8000 Székesfehérvár,

Berényi út 72-100., Hungary

19 December 2012

Re: Registration Statement on Form F-4

Dear Sirs,

1.	INTRODUCTION

We acted as Hungarian legal advisers to Reynolds Group Holdings Limited, CSI Hungary Manufacturing and Trading Limited Liability Company (seat: H-8000 Székesfehérvár, Berényi út 72-100., Hungary; registration number: 07-09-013757) (the Company) in connection with the following agreements:

(a)	the Senior Secured Notes Indenture, dated as of 28 September 2012, relating to the US $3,250,000,000 aggregate principal amount of 5.750% senior secured notes due 2020 among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, The Bank of New York Mellon, London Branch, as paying agent, and Wilmington Trust (London) Limited, as additional collateral agent (the Indenture) included as Exhibit 4.6.41 to the Registration Statement (File No. 333-185285); and

(b)

the New York law governed Supplemental Indenture to the Indenture, dated as of 7 November 2012, among the Issuers (as defined therein), Beverage Packaging Holdings (Luxembourg) I S.A., The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, The Bank of New York Mellon, London Branch, as paying agent, Wilmington Trust (London) Limited, as additional collateral agent, and certain Senior Secured Note Guarantors (as defined in the Indenture) (the Supplemental Indenture),

(the Indenture and the Supplemental Indenture are collectively the Agreements).

We were requested to deliver this opinion by Reynolds Group Holdings Limited.

2.	SCOPE OF OPINION

This opinion:

(a)	relates solely to Hungarian law in full force and effect on the date of this opinion;

(b)	is given on the basis that it will be governed by and it will be construed in accordance with Hungarian law; and

(c)	relates solely to matters of law.

3.	DOCUMENTS

For the purposes of this opinion, we examined and relied upon:

(a)	pdf copies of the Agreements;

(b)	an executed original of the deed of foundation of the Company dated 31 December 2011 (the Deed of Foundation);

(c)	a pdf copy of the resolution of Closure Systems International B.V. as sole member of the Company dated 31 August 2012;

(d)	a pdf copy of the officer’s certificate of the Company dated 7 November 2012 (the Officer’s Certificate); and

(e)	an on-line registry extract of the Company dated 7 November 2012 (the Registry Extract)

the documents listed from (a) to (e) above are collectively referred to as the Documents.

4.	ASSUMPTIONS

For the purpose of this opinion, we have made the following assumptions:

(a)	all signatures, seals and markings on the Documents are authentic and that copy and counterpart documents examined by us are authentic, up-to-date, complete and conform to the originals;

(b)	that each party to the Documents (other than the Company):

(i)	has the capacity to enter into, and perform its obligations under the Agreements;

(ii)	has authorised its entry into and its performance of, and has duly executed the Agreements;

(iii)	is duly incorporated in accordance with the laws of the jurisdiction of its incorporation; and

(iv)	is not subject to any insolvency, bankruptcy, liquidation, winding-up or analogous proceeding initiated in any jurisdiction;

and that the Agreements constitute the valid, binding and enforceable obligations of each such party;

(c)	that, in so far as any obligation under the Agreements is to be performed in any jurisdiction outside Hungary, its performance will be legal and enforceable in that jurisdiction;

(d)	that any law, other than the laws of the Republic of Hungary, which may apply to the Documents or the transactions contemplated by them would not be such as to affect any conclusion stated in this opinion;

(e)	that the information contained in the Officer’s Certificate, including without limitation the Registry Extract attached thereto, is complete, accurate and up-to-date;

(f)	that there are no contractual or other similar limitations binding on the Company, and other parties to the Documents, other than those in the Documents which would affect the conclusion of this opinion;

(g)	that no borrowing limit or any other restriction whether arising from contract or from law (other than Hungarian law) or otherwise, applicable to the Company, and other parties to the Agreements, is violated by such companies by entering into and/or their performance of the Agreements;

(h)	that the persons executing the Documents have the legal capacity to execute such Documents and that any power of attorney used for the execution of the Agreements validly conferred to the respective persons, who have executed any of the Agreements on behalf of the respective companies, the power to validly represent the respective party which has issued the respective power of attorney and that none of the powers of attorney or sub-powers of attorney used for such purpose has been revoked prior to the execution of the Agreements;

(i)	there is no corporate or internal resolution or decision not revealed to us in which any bodies of any of the Company would have drawn the competence of the management into their competence, or inducing a decision making process differing from that regulated under the Act IV of 2006 on business associations;

(j)	no party to the Agreements has engaged or will engage in misleading or unconscionable conduct in particular with a view to inducing another party to enter into the Agreements or is or will be involved in or a party to any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Documents which might render the Documents or any relevant transaction or associated activity in breach of law, void or voidable; and

(k)	there is no reason under which any liquidator may challenge the Agreements pursuant to Section 40 of Act IL of 1991 on bankruptcy and liquidation proceedings.

We have not taken steps to verify these assumptions. It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to herein or that no material facts have been omitted therefrom.

5.	OPINION

Based on the Documents and the assumptions set out in clause 4 above and the qualifications set out in clause 6 below and subject to any matters not disclosed to us, we are of the opinion that:

(a)	The Company is a company incorporated and existing under the laws of Hungary in the form of a limited liability company (in Hungarian: korlátolt felelősségű társaság);

(b)	the Company has the corporate power and authority to execute and enter into the Agreements;

(c)	all authorisations under Hungarian law required or obtainable at the date of the Agreements in connection with the execution of the Supplemental Indenture by the Company have been obtained or effected respectively;

(d)	the execution of the Supplemental Indenture by the Company and performance of its obligations under the Supplemental Indenture does not conflict with its Deed of Foundation; and

(e)	the Company has duly executed the Supplemental Indenture.

6.	QUALIFICATIONS

This opinion is subject to the following qualifications:

(a)	in this opinion Hungarian law concepts are expressed in English terms and not in their original Hungarian terms. The concepts concerned may not be identical to the concepts described by the same English language terms, as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Hungarian law and be brought before a Hungarian court;

(b)	we express no opinion in any stamp duty, tax or similar matters. This opinion is not to be interpreted to express on the liability of any person for tax or stamp duty or any other issue relating to taxation or stamp duty in Hungary or elsewhere;

(c)	this opinion is not to be interpreted to verify the truth, accuracy, validity, sufficiency or enforceability of the body or any schedule, appendix or annex of any of the Documents;

(d)	we have relied as to certain matters of fact on certificates of the officers of the Company, however we express no opinion as to matters of fact and assume that there are no facts which have not been disclosed to us which would affect the conclusions in this opinion;

(e)	this opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors; and

(f)	insofar as our opinion relates to the performance of the Agreements, these opinions do not extend to the performance of obligations under other documents referred to in the Agreements.

7.	RELIANCE

This opinion is addressed to addressees specified above and to the representative of the Purchaser(s) (as defined in the Agreements). We understand that you will rely as to matters of Hungarian law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (Debevoise) will rely as to matters of Hungarian law, as applicable, upon this opinion in connection with an opinion to be rendered by it (on the date hereof) relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Hungarian law, as applicable, upon this opinion.

8.	CONSENT

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

This opinion is to be governed by and construed in accordance with the laws of Hungary. The competent Hungarian courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this opinion.

Yours faithfully,

/s/ Oppenheim Ügyvédi Iroda

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